Exhibit 10.1

AGREEMENT

AGREEMENT made and entered into by and between Katy Industries, Inc. (the “Company”), a Delaware corporation, with its principal place of business at 2461 S. Clark St. Suite 630, Arlington, VA 22202, and David J. Feldman (the “Executive”), effective as of the 21st day of April 2008.

WHEREAS, the operations of the Company and its Affiliates are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company therefore wishes to employ the Executive as its President and Chief Executive Officer and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing promises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment.

2. Term.  The term of the Executive’s employment hereunder shall commence as of April 21, 2008 (the “Employment Date”) and shall continue until termination as hereafter provided.  The Executive may be terminated by the Company or resign at will at any time subject to the provisions of Section 5 below.  The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3. Capacity and Performance.

(a) During the term hereof, the Executive shall serve the Company as its President and Chief Executive Officer.  In addition, the Executive shall be appointed to serve as a director of the Company and a member of the Executive Committee of the Board of Directors of the Company (the “Board”) upon the commencement of his employment hereunder, and shall so serve without additional compensation.  At the expiration of the term of such initial appointment, the Executive shall again serve as a director of the Company and a member of the Executive Committee of the Board, if so re-elected or re-appointed from time to time, and shall so serve without additional compensation; provided, however, that the Executive’s failure to be so re-elected or re-appointed shall not constitute a breach of this Agreement.  The Executive shall resign immediately from the Board, and all committees thereof, upon termination of his employment hereunder.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis, and shall have and perform such usual and customary duties, responsibilities, and authority of a Chief Executive Officer and President on behalf of the Company and its Affiliates.

(c) During the term hereof, the Executive shall devote his full business time (except for permitted vacation periods and reasonable periods of illness or other incapacity) and his efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder.  The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing.

(d) The foregoing restrictions shall not limit or prohibit the Executive from engaging in passive investment, inactive business ventures, and community, charitable, and social activities, including without limitation serving as a member of boards of directors (or other similar bodies) of entities not engaged in competition with the Company or any of its Affiliates, in each case, so long as such activities do not interfere with the Executive’s performance and obligations hereunder, and provided, further, that the Executive shall not serve as a member of a board of directors of a publicly-traded Company without the Board’s prior approval (which approval shall not be unreasonably withheld).

(e) It is anticipated that during the term hereof, the headquarters of the Company will be relocated from Arlington, Virginia to the greater St. Louis, Missouri metropolitan area.  The Executive shall be required to maintain his office at the Company’s headquarters in St. Louis and will be required to commute to St. Louis each week to perform his duties and responsibilities hereunder; provided, however, that the Executive shall not be required to relocate his primary residence from the Atlanta, Georgia area.

4. Compensation and Benefits.  As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary.  During the term hereof, the Company shall pay the Executive a base salary at the rate of Four Hundred Thousand Dollars ($400,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Compensation Committee of the Board, in its sole and unreviewable discretion.  The Board will review the Executive’s performance and his base salary annually.  Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary”.

(b) Annual Bonus Compensation.  During the term hereof, the Executive will be eligible to earn an annual bonus of up to 70% of Base Salary actually paid to the Executive (the “Target Bonus”), subject to the achievement of performance targets set by the Board, after consultation with the Executive, and subject further to the terms of the Company’s management incentive plan (the “Bonus Plan”).  The performance targets for each fiscal year will be set by the Board, after consultation with the Executive, within sixty (60) days of the beginning of said fiscal year.  The amount of any Target Bonus awarded shall be determined by the Board based upon the achievement of said performance targets and the terms and conditions of the Bonus Plan.  Notwithstanding the above, for fiscal year 2008, the Executive will receive the full Target Bonus amount, with no pro-ration, regardless of whether or not the performance targets are achieved.

(c) Supplemental Bonus Compensation.  During the term hereof, the Executive will be eligible to receive an additional, annual, supplemental bonus for performance materially in excess of annual targets.  The decision whether to award a supplemental bonus and the amount of any such bonus shall be determined by the Compensation Committee of the Board in its good faith discretion.

(d) Timing of Bonus Payments.  Any bonus due to the Executive under Sections 4(b) or 4(c) hereof in respect of a calendar year shall be paid to the Executive as soon as practicable after the end of such calendar year (the Company will endeavor to pay the bonus not later than April 1 of the year following the year in which the bonus was earned, but in all events will pay the bonus not later than December 31 of the year following the year in which the bonus was earned).

(e) Stock Options.  Subject to the approval of the Board, the Executive shall be granted an option to purchase a total of 750,000 shares of common stock of the Company (the “Option”), subject to the terms and conditions set forth in any applicable award agreement, in the 2008 Chief Executive Officer’s Plan and in any other applicable plan or agreement.  The Option will be exercisable at the price of the Company’s shares on the Over-the-Counter Bulletin Board (“OTC BB”) on the date of the grant.  The Option shall vest in three (3) equal installments on the first, second and third anniversaries of the Executive’s Employment Date, and shall have a maximum exercise period of ten (10) years from the grant date.  In the event of termination of the Executive’s employment without Cause during the term hereof, as set forth more fully in the Option award agreement and the applicable plan documents, the Executive shall be entitled to exercise the vested portion of the Option for ninety (90) days following the date of termination of employment.  The unvested portion of the Option shall be canceled as of the date of termination of employment upon a termination of employment pursuant to Section 5(c) or 5(e)(i) hereof.  The unvested portion of the Option shall be canceled as of the ninety-first (91) day following a termination pursuant to Sections 5(a), 5(b), 5(d) or 5(e)(ii) hereof, provided that no Change in Control occurs prior to such date.  Upon the occurrence of a Change in Control at any time during the Executive's employment hereunder or prior to the ninety-first (91) day following a termination pursuant to Sections 5(a), 5(b), 5(d) or 5(e)(ii) hereof, the unvested portion of the Option shall vest and become immediately exercisable.  During the term hereof, the following provisions shall also apply:

(i) If there is a Change in Control, the Company will make a special bonus payment to the Executive (the “Change in Control Bonus”), such Change in Control Bonus to be equal to (Y) the amount by which the purchase price per share of the Company’s Common Stock (or, in the case of a Change of Control pursuant to clause (ii) of the definition thereof, the amount of cash proceeds per common share received by the Company’s common stockholders as a result of such transaction) exceeds $6.00, multiplied by (Z) 565,775.  The Change in Control Bonus shall be payable upon the closing of the Change in Control, but in no event later than March 15 of the year following the year in which the Change in Control occurs.

(ii) Except as specifically provided in Section 4(e)(i) above, nothing herein shall prohibit or restrict the Company from taking any corporate action or engaging in any corporate transaction of any kind, including, without limitation, the issuance and sale of additional shares of capital stock of the Company, any merger, consolidation, liquidation or sale of assets, or create in the Executive any rights to acquire or receive additional shares of capital stock of the Company or otherwise be protected against dilution.

(iii) The Company agrees that if the Executive elects to request that the Company file a Form S-8 with the United States Securities and Exchange Commission in connection with any of the securities described in Section 4(e) hereof, the Company shall file such Form S-8, provided that the Executive must pay to the Company, fifty percent (50%) of all costs and fees, including applicable attorneys’ fees, associated with the preparation and filing of such Form S-8.

(f) Vacations.  During the term hereof, the Executive shall be entitled to four (4) weeks of vacation per annum, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.  The Executive shall be entitled to cash compensation in lieu of vacation time not taken during the term hereof only to the extent approved by the Board or its designee in writing.

(g) Other Benefits.  During the term hereof and subject to any contribution therefor generally required of employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.  The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive; provided, however, that any such alteration, modification, addition, or deletion applies to the Company’s executive officers or employees generally.

(h) Automobile.  During the term hereof, the Company will pay the Executive an automobile allowance of One Thousand Five Hundred Dollars ($1,500.00) per month (the “Car Allowance”).  To the extent the Car Allowance results in the Executive’s recognition of taxable income, he will be grossed up for applicable income taxes (the “Automobile Gross-Up Payments”), such that the Executive receives the full net amount of the Car Allowance.  Automobile Gross-Up Payments shall constitute taxable income to the Executive.

(i) Club Membership and Closing Cost Payment.  Beginning in 2009 and continuing during the term hereof, the Company will reimburse the Executive for dues paid to maintain a membership in a country club of his choosing not to exceed Ten Thousand Dollars ($10,000.00) per year (the “Dues Benefit”).  In addition, during 2008 the Executive shall be entitled to a one-time lump sum payment in an amount not to exceed Ten Thousand Dollars ($10,000.00) as reimbursement for closing costs incurred by the Executive in connection with his purchase of a residence in the St. Louis, Missouri metropolitan area (the “Closing Cost Payment”).  To the extent the Dues Benefit or Closing Cost Payment results in the Executive’s recognition of taxable income, he will be grossed up for applicable income taxes (the “Dues and Closing Cost Gross-Up Payments”) such that the Executive receives the full net amount of such Dues Benefit or Closing Cost Payment.  Dues and Closing Cost Gross-Up Payments shall constitute taxable income to the Executive.

(j) Executive Physical.  Every other year during the term hereof, the Company shall reimburse the Executive for the cost to him of an executive physical examination, to the extent such cost is not covered by applicable insurance.

(k) Travel Expenses.  During the term hereof, the Company shall reimburse the Executive for out-of-pocket expenses he incurs in connection with his weekly travel from Atlanta, Georgia to St. Louis, Missouri, subject to any reasonable restrictions on such expenses set by the Board or Company policy and such reasonable substantiation and documentation as may be specified by the Company from time to time (the “Travel Expenses”).  To the extent the Travel Expenses result in the Executive’s recognition of taxable income, he will be grossed up for applicable income taxes (the “Travel Expenses Gross-Up Payments”), such that the Executive receives the full net amount of the Travel Expenses.  Travel Expenses Gross-Up Payments shall constitute taxable income to the Executive.

(l) Business Expenses.  The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time.

(m) Legal Fees.  Within thirty (30) days following the submission by the Executive of reasonable substantiation and documentation as may be specified by the Company, the Company shall reimburse the Executive for reasonable legal fees he incurs with respect to the negotiation and preparation of this Agreement (the “Legal Fees Payment”).  To the extent the Legal Fees Payment results in the Executive’s recognition of taxable income, he will be grossed up for applicable income taxes (the “Legal Fees Gross-Up Payment”) such that the Executive receives the full net amount of the Legal Fees Payment.  Legal Fees Gross-Up Payment shall constitute taxable income to the Executive.

(n) Additional Gross Up.   In the event that it is determined that any payment or benefit (or the acceleration of any payment or benefit) provided by the Company to or for the benefit of the Executive under this Agreement or otherwise will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision ("Section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the "4999 Gross-Up Payment") to the Executive. The 4999 Gross-Up Payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the 4999 Gross-Up Payment, to make the Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999; for the avoidance of doubt, the 4999 Gross-Up Payment shall be in an amount sufficient to make the Executive whole for all taxes (including any interest or penalties imposed with respect to such taxes, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code), including income and excise taxes, imposed on the 4999 Gross-Up Payment.

(i) Determinations under this Section 4(n) will be made by the Company’s tax accountant as of the effective time of the Change in Control.

(ii) If the Internal Revenue Service asserts a claim that, if successful, would require Company to make a gross-up payment or an additional gross-up payment, Company and Executive will cooperate fully in resolving the controversy with the Internal Revenue Service.

(o) Timing of Reimbursements and Gross-Up Payments.  Any reimbursements to which the Executive may be entitled pursuant to this Agreement shall be provided promptly, but no later than December 31 of the year following the year in which the expense is incurred and shall be provided in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption therefrom.   Further, any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; and (ii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.  In the event that a Gross-Up Payment is payable to the Executive under this Agreement, the Company will provide the Executive with such payment no later than the end of the calendar year following the calendar year in which the underlying tax is paid.

5. Termination of Employment and Severance Benefits.  The Executive’s employment hereunder shall terminate under the following circumstances:

(a) Death.  In the event of the Executive’s death during the term hereof, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, (i) any earned and unpaid Base Salary through the date of his death, payable in accordance with the normal payroll practices of the Company; (ii) a pro rata portion of the bonus that would have been earned by the Executive pursuant to Section 4(b) hereof with respect to the year in which termination occurs, if any, had the Executive remained employed through the end of the performance period, payable in a lump-sum at such time as such bonus would otherwise have been paid had the Executive’s employment not terminated in accordance with Section 4(d) hereof (the “Pro Rata Bonus”), (iii) any bonus amounts previously awarded pursuant to Section 4(b) hereof but not yet paid on the date of termination, payable in accordance with Sections 4(b) and 4(d) hereof (“Previously Awarded Bonus”) and (iv) reimbursement for expenses accrued and payable under Section 4(l) hereof through the date of death, payable in accordance with Sections 4(l) and 4(o) hereof.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon written notice to the Executive, in the event that, in the good faith judgment of the Company, the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.  The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

(ii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a licensed physician with the appropriate specialty selected by the Company and practicing within a 100-mile radius of the city or township nearest to the Executive’s place of residence to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(iii) Upon the giving of notice of termination of the Executive’s employment hereunder, the Company shall have no further obligation or liability to the Executive, other than for (1) Base Salary earned and unpaid through the date of termination, payable in accordance with the normal payroll practices of the Company; (2) the Pro Rata Bonus; (3) any Previously Awarded Bonus and (4) reimbursement for expenses accrued and payable under Section 4(l) hereof through the date of termination, payable in accordance with Sections 4(l) and 4(o) hereof.

(c) By the Company for Cause.  The Company may terminate the Executive’s employment hereunder for Cause at any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause.  The following, shall constitute Cause for termination:

(i) Willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company and its Affiliates; or

(ii) Material breach by the Executive of any material provision of this Agreement; or

(iii) Commission of a material act of fraud or embezzlement, or commission of any material dishonesty with regard to the Company or any of its Affiliates; or

(iv) Conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude.

In the event that any of the foregoing events or conditions under clauses (i) or (ii) above is reasonably capable of being cured, the Company shall provide written notice to the Executive describing the nature of such event or condition, and the Executive shall, thereafter, have ten (10) business days from receipt of such notice to cure such event or condition.  Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for Base Salary earned and unpaid through the date of termination, payable in accordance with the normal payroll practices of the Company, and reimbursement for expenses accrued and payable under Section 4(l) hereof through the date of termination, payable in accordance with Sections 4(l) and 4(o) hereof.

(d) By the Company without Cause.  The Company may terminate the Executive’s employment hereunder without Cause at any time upon written notice to the Executive.  In the event of such termination, the Company shall pay the Executive: (i) any Base Salary earned and unpaid through the date of termination, payable in accordance with the normal payroll practices of the Company, (ii) any Previously Awarded Bonus, (iii) a Pro Rata Bonus, and (iv) reimbursement for expenses accrued and payable under Section 4(l) hereof through the date of termination, payable in accordance with Sections 4(l) and 4(o) hereof; further, in lieu of any severance or benefits that may otherwise be payable to the Executive under any other plan, policy or agreement as a result of such termination, the Company shall provide the Executive with the following severance benefits (the “Severance Benefits”)

(i) If the Company terminates the Executive without Cause on or before April 21, 2009, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination and continue the medical and welfare benefits provided pursuant to Section 4(g), for a period of twelve (12) months from the date of termination; or

(ii) If the Company terminates the Executive without Cause after April 21, 2009, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination and continue the medical and welfare benefits provided pursuant to Section 4(g), for a period of eighteen (18) months from the date of termination.

(e) By the Executive.

(i) Other than in connection with a termination for "Good Reason," the Executive may terminate his employment hereunder at any time upon thirty (30) days’ notice to the Company.  In the event of termination of the Executive pursuant to this Section 5(e)(i), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period).  The Company shall have no further obligation or liability to the Executive other than Base Salary for the notice period and reimbursement for expenses accrued and payable under Section 4(m) hereof through the date of termination.

(ii) The Executive may terminate his employment at any time for Good Reason after the occurrence without the Executive's consent of any of the conditions described below, provided that the Executive gives written notice to the Company of the condition within thirty (30) days of the occurrence of the condition, and provided further that the Company shall have thirty (30) days to remedy the condition and, if the condition is not so remedied, that the executive terminate his employment hereunder within thirty (30) days hereafter  For purposes of this Agreement, "Good Reason" shall mean and refer to (1) material diminution in the Executive's duties, authority or responsibilities; (2) any reduction by the Company of the Executive's Base Salary as in effect on the Executive's Employment Date, as the same may be increased from time to time, or a reduction of the potential annual Target Bonus expressed as a percent of base salary (subject to attainment of goals, Board discretion and other conditions of the applicable bonus program); or (3) a material breach of any material provision of this Agreement, including but not limited to the Company's obligations to provide the benefits specified in Section 4 hereof.  In connection with a termination of his employment by the Executive for Good Reason, in lieu of any severance or benefits that may otherwise be payable to the Executive under any other plan, policy or agreement as a result of such termination, the Company shall provide the Executive with the following Severance Benefits:

A. If the Executive terminates his employment with Good Reason on or before April 21, 2009, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination and continue the medical and welfare benefits provided pursuant to Section 4(g), for a period of twelve (12) months from the date of termination; or

B. If the Executive terminates his employment with Good Reason after April 21, 2009, the Company shall continue to pay the Executive his Base Salary at the rate in effect on the date of termination and continue the medical and welfare benefits provided pursuant to Section 4(g), for a period of eighteen (18) months from the date of termination.

(f) Upon a Change in Control.  If the Company terminates the Executive’s employment pursuant to Section 5(d) within ninety (90) days before or one hundred eighty (180) days after the effective date of a Change in Control, then, in lieu of any payments to or on behalf of the Executive under Section 5(d) hereof as may be applicable, and in lieu of any severance or benefits that may otherwise be payable to the Executive under any other plan, policy or agreement as a result of such termination, the Company shall continue to pay the Executive’s Base Salary at the rate in effect on the date of termination for a period of twenty-four (24) months from the date of termination (the “Change in Control Severance Benefits”) and shall continue the medical and welfare benefits provided pursuant to Section 4(g) for the same period.

6. Effect of Termination, Timing of Severance Payments and 409A.  The provisions of this Section 6 shall apply to termination pursuant to Section 5 or otherwise.

(a) Payment by the Company of any Base Salary, Pro Rata Bonus, Previously Awarded Bonus, Severance Benefits, Change in Control Severance Benefits and expenses that may be due to the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive.  In order to receive any Severance Benefits or Change in Control Severance Benefits pursuant to Sections 5(d), 5(e)(ii) or 5(f) hereof, the Executive must execute and return to the Company a timely and effective general release of claims in the form attached hereto as Exhibit A and deliver it to the Company within thirty (30) calendar days of the date his employment terminates.  Severance Benefits and Change in Control Severance Benefits to which the Executive may be entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the date immediately following the date the Executive’s employment terminated, being due and payable on the Company’s next regular payday for executives that follows the effective date of the release of claims.

(b) Except as required by law or by the other applicable provisions of this Agreement, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to any continuation of Base Salary or other payment to the Executive following such date of termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof.  The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(d), 5(e) or 5(f) hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof.  The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e) or 5(f), no compensation is earned or due after termination of employment.

(d) For purposes of Section 409A, all references in this Agreement to termination of employment or similar terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be construed to require a “separation from service” (as defined below).  In addition, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(e) If at the time of the Executive’s Separation from Service, the Executive is a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such Separation from Service that constitute deferred compensation subject to Section 409A, as determined by the Company, and that would (but for this sentence) be payable within six months following such Separation from Service, shall instead be paid on the date that follows the date of such Separation from Service by six (6) months.  For purposes of this Section 6(e) and all other purposes under this Agreement:

(i) “Separation from Service” shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations). The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election shall be deemed part of the Agreement.

(ii) “Specified Employee” shall mean an individual determined by the Committee or its delegate to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status.  Any such written election shall be deemed part of the Agreement.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment.  The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the good faith performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates.  The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates.  The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.  The Executive shall be permitted to retain his address book.

8. Assignment of Rights to Intellectual Property.  The Executive shall promptly and fully disclose all Intellectual Property to the Company.  The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property.  The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights (which documents shall be prepared at the Company’s expense) and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  The Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that the Executive creates shall be considered “work made for hire”.

9. Restricted Activities.  The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for the duration of the Non-Competition Period, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates within the Restricted Territory.  The foregoing, however, shall not prohibit the Executive's employment by a multi-division business or enterprise of which one division of such business or enterprise engages in business competitive with the Company or any of its Affiliates, provided that  the Executive does not provide services of any kind, directly or indirectly, including without limitation by providing information of any kind, to such competing division, nor shall it prohibit the Executive, during the Non-Competition Period, from seeking other employment, provided such search activities do not otherwise violate the provisions of this Section 9.  For purposes of this Agreement, “Restricted Territory” means (i) any state in the continental United States; (ii) Alaska and Hawaii; (iii) any other territory or possession of the United States; and (iv) any other country in which any Product has been manufactured, provided, sold or offered or promoted for sale by the Company or any of its Affiliates at any time during the Employment Period or with respect to which the Company or any of its Affiliates has devoted substantial expense in anticipation of launching into such geographic area a portion of their business.  Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment.  Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of the Company or any of its Affiliates.  For the purposes of this Section 9, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

(c) Recognizing the Company’s legitimate interest in maintaining a stable workforce, the Executive further agrees that while he is employed by the Company and during the Non-Competition Period, the Executive will not hire or attempt to hire any employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates (except while the Executive is employed by the Company, provided such action is taken in the good faith performance of his duties and in the interest of the Company), or solicit or encourage any customer or vendor of the Company or any of its Affiliates to terminate its relationship with them (except while the Executive is employed by the Company, provided such action is taken in the good faith performance of his duties and in the interest of the Company), or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates.  For the avoidance of doubt, it is understood that neither (1) advertising for employment or business in mass media not targeted at specific employees, customers, or vendors of the Company or any of its Affiliates nor (2) providing customary employment references upon request of an employee of the Company or engaging in customary disciplinary or other performance-related counseling sessions with employees during the term of the Executive’s employment shall constitute a breach of this Section 9(c).

(d) For the purposes of this Agreement, the "Non-Competition Period" shall mean the period beginning on the date that the Executive's employment hereunder is terminated and ending eighteen (18) months thereafter; provided, however, that if the Executive is eligible to receive Severance Benefits under any provision of Section 5(d), 5(e), or 5(f), then the Non-Competition Period shall end at the expiration of the number of months  provided for the payment of Severance Benefits under the applicable provision of Section 5(d), 5(e) or 5(f).

10. Enforcement of Covenants.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof.  The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements.  The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.  The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12. Indemnification.  The Company shall indemnify the Executive to the extent provided in its then current Articles or By-Laws.  For the avoidance of doubt, any rights the Executive may have to indemnification pursuant to the then-current Articles or By-Laws will survive termination of the Executive’s employment in accordance with their terms.  The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

13. Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 13 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b) “Change in Control” means (i) a sale or transfer (in one or a series of related transactions) of 100% of the Company’s outstanding capital stock to one Person or a group of Persons acting in concert; (ii) a sale or transfer (in one or a series of related transactions) of all or substantially all of the Company’s operating subsidiaries or assets to one Person or a group of Persons acting in concert; or (iii) a transaction or transactions in which any Person or a group of Persons acting in concert acquires stock of the Company in an amount greater than that held by Kohlberg & Co. LLC (“Kohlberg”) and Kohlberg Affiliates and in which Kohlberg relinquishes control of the Board.

(c) “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships.  Confidential Information also includes comparable information that the Company or any of its Affiliates have received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Executive proposes to disclose or use such information.  Confidential information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d) “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates.

(e) “Kohlberg Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with Kohlberg & Co. LLC, where control may be either management authority or equity interest.

(f) “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(g) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment.  Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person.  This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the manner and to the same extent that the Company would be required to perform it if no succession had taken place, and will provide the Executive with evidence of such assumption.

16. Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Financial Officer, or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

20. Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21. Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law.  This is a Missouri contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Missouri, without regard to the conflict of laws principles thereof.

(remainder of page purposely left blank)

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	KATY INDUSTRIES, INC.

/s/ David J. Feldman	By: /s/ William F. Andrews
David Feldman
Title: Chairman of the Board of Directors

EXHIBIT A

Release of Claims

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and Katy Industries, Inc.  (the "Company") dated as of April 21, 2008 (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled,  I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claim and (ii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims.  I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.  I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the General Counsel of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________

Name (please print):  ____________________________________

Date Signed: ___________________________________________